ImClone Systems Incorporated
180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS TO FILE SBLA FOR USE OF ERBITUX IN HEAD AND
NECK CANCER IN THIRD QUARTER 2005

New York, NY, June 20, 2005 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today that, following discussions with the FDA, the Company intends to submit a supplemental Biologics License Application (sBLA) to seek approval for use of Erbitux® (Cetuximab) in combination with radiation and as a single agent in Squamous Cell Carcinoma of the Head and Neck (SCCHN) in the third quarter of 2005. The following clinical trials would serve as the basis of the sBLA, together with other supportive data:

  A randomized, international phase III trial (IMCL-9815), conducted by ImClone Systems and Merck KGaA, presented at the 2004 American Society of Clinical Oncology (ASCO) annual meeting examining the impact of combining Erbitux with radiation on locoregional control and overall survival in 424 patients with locally advanced SCCHN.

  and

  A multicenter phase II trial (EMR-016) conducted by Merck KGaA presented at the 2004 ASCO annual meeting evaluating the response rate of Erbitux as a single agent in 103 patients with advanced recurrent and/or metastatic SCCHN not suitable for further local therapy and who have failed platinum-based chemotherapy.

About Head and Neck Cancer

According to the American Cancer Society, approximately 40,000 Americans will be diagnosed with oral, head and neck cancer this year, including cancers of the tongue, mouth, pharynx, and larynx. More than 11,000 will die from the disease in 2005.

About Erbitux (Cetuximab)

On February 12, 2004, the FDA approved Erbitux for use in the United States in combination with irinotecan in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are refractory to irinotecan-based chemotherapy and for use as a single agent in the treatment of patients with EGFR-expressing, metastatic colorectal cancer who are intolerant to irinotecan-based chemotherapy. The effectiveness of Erbitux is based on objective response rates. Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with Erbitux.

Erbitux Important Safety Information

Severe infusion reactions, rarely fatal and characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, and hypotension, have occurred in approximately 3% (20/774) of patients with the administration of Erbitux. Most reactions (90%) are associated with the first infusion of Erbitux despite the use of prophylactic antihistamines. Caution must be exercised with every Erbitux infusion as there were patients who experienced their first severe infusion reaction during later infusions. Severe infusion reactions require immediate and permanent discontinuation of Erbitux therapy.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients receiving Erbitux.

Dermatologic toxicities, including acneform rash (11% of 774 patients, grade 3/4), skin drying and fissuring, inflammatory or infectious sequelae (e.g. blepharitis, cheilitis, cellulitis, cyst) and paronychial inflammation (0.4% of 774 patients, grade 3) were reported. Sun exposure may exacerbate any skin reactions.

Hypomagnesemia has been reported with Erbitux when administered as a single agent and in combination with multiple different chemotherapeutic regimens. The incidence of hypomagnesemia (both overall and severe (NCI CTC grades 3 & 4)) is increased in patients receiving chemotherapy and Erbitux as compared to those receiving chemotherapy alone based on controlled clinical trials. Patients receiving Erbitux therapy should be monitored for hypomagnesemia. Magnesium repletion may be necessary based on clinical judgment.

Other serious adverse events associated with Erbitux in clinical trials (n=774) were fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving Erbitux plus irinotecan, 2% receiving Erbitux as a single agent) and diarrhea (6% in patients receiving Erbitux plus irinotecan, 0.2% with Erbitux as a single agent).

Additional common adverse events seen in patients receiving Erbitux plus irinotecan (n=354) or Erbitux as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%) and headache (14%/26%).

Full prescribing information, including boxed WARNING regarding infusion reactions, is available upon request or by visiting www.Erbitux.com.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company's research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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